UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® Large Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

July 22, 2014

Dear Shareholder,

We are pleased to inform you that UBS Global Asset Management (Americas) Inc. ("UBS Global AM") has entered into a new investment sub-advisory agreement on behalf of PACE Large Co Growth Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"), with Jackson Square Partners, LLC ("JSP") as a result of a joint venture entered into by Delaware Investments Fund Advisers Partners Inc., an affiliate of Delaware Investments Fund Advisers, a former investment advisor to the Fund ("Delaware"), and members of Delaware's "Focus Growth Team." This new agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Delaware has been an investment advisor and members of its Focus Growth Team have served as portfolio managers to the Fund since December 5, 2007. In a joint venture with Delaware, the Focus Growth Team established a new registered investment adviser, JSP, and each member of the Focus Growth Team became an employee of JSP on or around April 30, 2014 (the "Transaction"). JSP assumed Delaware's role as investment advisor to the Fund at that time and the Focus Growth Team has continued to manage the Fund's assets that were previously allocated to Delaware. A new investment sub-advisory agreement between UBS Global AM on behalf of the Fund and JSP was approved

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by the Trust's board of trustees (the "Board" or "Trustees") at a Board meeting held on April 10, 2014 and became effective as of April 30, 2014. The terms of this new investment sub-advisory agreement are substantially identical to those of the investment sub-advisory agreement between UBS Global AM and Delaware that was in place prior to the Transaction (the "Prior Sub-Advisory Agreement").

Roxbury Capital Management, LLC ("Roxbury") and J.P. Morgan Investment Management Inc. ("J.P. Morgan") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. Roxbury's and J.P. Morgan's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. Delaware's portion of the Fund's assets has been allocated to JSP. The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACE Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program; other share classes are offered to investors not participating in the PACE Program.

UBS Global AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS Global AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective.

UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of March 31, 2014, UBS Global AM had approximately $158 billion in assets under management. UBS Global AM is an indirect, wholly-owned asset management subsidiary of UBS AG and a member of the UBS Global Asset Management Division, which had approximately $674 billion in assets under management worldwide as of March 31, 2014. UBS AG is an internationally diversified organization headquartered in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. The principal business office of UBS Global AM is located at 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Large Co Growth Equity Investments

Background

The Transaction and transfer of investment advisory responsibilities to JSP resulted in an "assignment" and automatic termination of the Prior Sub-Advisory Agreement between UBS Global AM and Delaware under the Investment Company Act of 1940, as amended ("Investment Company Act"), and the rules thereunder. UBS Global AM has entered into a new investment sub-advisory agreement with JSP (the "Sub-Advisory Agreement"). The terms of the Sub-Advisory Agreement are substantially identical to those of the Prior Sub-Advisory Agreement with Delaware. The transition to JSP has not resulted in any material changes to the Focus Growth Team's management of the relevant portion of the Fund or to the Fund's investment strategies, fees, or portfolio management team.

The Sub-Advisory Agreement was approved by the Trust's Board at a meeting held on April 10, 2014 in anticipation of the Focus Growth Team's transition and at the recommendation of UBS Global AM, and became effective as of April 30, 2014. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of any impact the Transaction may have on the Fund. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Large Co Growth Equity Investments—Trustees' considerations."

Under the Sub-Advisory Agreement, JSP manages a separate portion of the Fund's portfolio as allocated by UBS Global AM, subject to the Board's oversight (each separate portion, an "Allocated Portion"). Roxbury and J.P. Morgan continue to manage separate portions of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

Investment strategies of JSP

With respect to its Allocated Portion, JSP invests primarily in common stocks of large capitalization growth-oriented companies that JSP believes have long-term capital appreciation potential and are expected to grow faster than the US economy. It uses a bottom-up approach, seeking companies that have large-end market potential, dominant business models and strong free cash flow generation that are attractively priced compared to the intrinsic value of the securities. JSP tends to hold a relatively focused portfolio with a limited number of stocks.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, JSP will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objectives, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the Sub-Advisory Agreement, JSP will bear all expenses incurred by it in connection with its services to its Allocated Portion, but JSP will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by JSP under the Sub-Advisory Agreement, UBS Global AM (not the Fund), will pay to JSP a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS Global AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to JSP. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to JSP; (ii) upon material breach by JSP of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, JSP becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that JSP may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that JSP shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on April 10, 2014, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and JSP with respect to the Fund. Management explained to the Board that, as of February 18, 2014, Delaware, an investment advisor to the Fund, and its Focus Growth Team had entered into an agreement to create a new joint venture: JSP. Management stated that the Focus Growth Team will have a majority ownership (slightly more than 50%) in the new firm and Delaware will have the remaining ownership. The Transaction was expected to close in late April 2014. Management further stated that because the change in ownership constitutes an "assignment," the current sub-advisory agreement with Delaware would terminate automatically upon consummation of the Transaction and, if approved, the Sub-Advisory Agreement would become effective. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending JSP as a sub-advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the JSP Sub-Advisory Agreement—The Board's evaluation of the services to be provided by JSP to the Fund took into account the Board's knowledge and familiarity gained as Board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending the appointment of JSP as a sub-advisor to the Fund, including that the Focus Growth

Team at Delaware currently manages a portion of the Fund's assets and would continue to manage those assets in a materially similar manner. UBS Global AM noted that all members of the Focus Growth Team are expected to become part of the new joint venture, JSP. Management noted that it did not expect the investment team, philosophy or process to be affected by this change in ownership structure. The Board also received materials from JSP discussing the implications of the Transaction. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to JSP in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by JSP. The Board noted that JSP has agreed to the same fee schedule as that currently in place for Delaware, and that the proposed contractual sub-advisory fee was generally in line with the sub-advisory fees paid to the Fund's other current sub-advisors. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information reflecting the Focus Growth Team's track record. The Board also noted that UBS Global AM expects that the investment team will continue to perform at its current level after the Transaction. The Board concluded that, overall, it was satisfied with the performance of the sleeve of the Fund that had been sub-advised by the Focus Growth Team.

Advisor profitability—Profitability of JSP or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not highly relevant.

Other benefits to JSP—The Board was informed by management that JSP's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that JSP would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that JSP could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's and UBS Global AM (US)'s principal business office is located at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM and UBS Global AM (US) are indirect wholly-owned subsidiaries of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $674 billion in assets under management worldwide as of March 31, 2014 and is an investment advisor registered with the SEC. UBS AG is an internationally diversified organization with headquarters in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. As of March 31, 2014, UBS Global AM had approximately $158 billion in assets under management.

Additional information about JSP

JSP is located at 101 California Street, San Francisco, California 94111. JSP is a limited liability company jointly owned by JSP's portfolio management team and Delaware Investments Advisers Partners, Inc. (an affiliate of Delaware, which was the Fund's investment advisor from December 5, 2007 until the creation of JSP). Delaware Investments Advisers Partners, Inc. is an indirect subsidiary of Macquarie Group Limited ("Macquarie"). Macquarie is traded on the Australian Stock Exchange (ASX: MQG) and regulated by the Australian Prudential Regulation Authority, the Australian banking regulator. Other entities in the corporate chain of control of which Delaware Investments Advisers

Partners, Inc. is a direct or indirect subsidiary include Delaware Management Holdings, Inc. and Macquarie Bank Limited. As of May 1, 2014, JSP and its investment advisory affiliates had more than $25 billion in assets under management. A team is primarily responsible for the management of the portion of the Fund managed by JSP. The portfolio management team, which includes Jeffrey Van Harte, Christopher Bonavico, Daniel Prislin and Christopher Ericksen, held its fund responsibilities since December 2007.

The principal executive officers and board members of JSP, as of the date of this document, are set forth below:

Name and Address	Position with JSP*
Jeffrey Van Harte 101 California Street San Francisco, CA 94111	Chairman & CIO, Member of the Board of Managers
Kevin Brown 101 California Street San Francisco, CA 94111	Managing Partner, Member of the Board of Managers
Van Tran 101 California Street San Francisco, CA 94111	Chief Financial Officer
Daniel Prislin 101 California Street San Francisco, CA 94111	Portfolio Manager, Analyst, Member of the Board of Managers

*  None of the principal executive officers or board members of JSP listed above has other principal employment other than his or her respective position(s) with JSP.

Below is information concerning other U.S. registered investment companies with investment objectives similar to that of JSP's Allocated Portion of the Fund, for which JSP acts as the investment advisor:

Fund	Assets under management* (as of March 31, 2014, in thousands)	Management fee rate (as a percentage of average daily net assets)
Fund #1	$527,904	0.40%
Fund #2	$341,409	0.20%
Fund #3	$378,058	0.20%
Fund #4	$518,874	0.20%
Fund #5	$440,629	0.45%
Fund #6	$148,499	0.15%
Fund #7	$2,015,758	0.205%
Fund #8	$254,476	0.28%
Fund #9	$2,935,221	0.325%
Fund #10	$483,589	0.325%

*  Approximate values.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of JSP and did not pay any fees to JSP or its affiliates for services provided to the Fund.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

July 22, 2014
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2014. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.

www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® Large Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

July 22, 2014

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Large Co Growth Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

We are pleased to inform you that UBS Global Asset Management (Americas) Inc. ("UBS Global AM") has entered into a new investment sub-advisory agreement on behalf of the Fund with Jackson Square Partners, LLC ("JSP") as a result of a joint venture entered into by Delaware Investments Fund Advisers Partners Inc., an affiliate of Delaware Investments Fund Advisers, a former investment advisor to the Fund ("Delaware"), and members of Delaware's "Focus Growth Team." This new agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Delaware has been an investment advisor and members of its Focus Growth Team have served as portfolio managers to the Fund since December 5, 2007. In a joint venture with Delaware, the Focus Growth Team established a new registered investment adviser, JSP, and each member of the Focus Growth Team became an employee of JSP on or around April 30, 2014 (the "Transaction"). JSP assumed Delaware's role as investment advisor to the Fund at that time and the Focus Growth Team has continued to manage the Fund's assets that were previously allocated to Delaware. A new investment sub-advisory agreement between UBS Global AM on behalf of the Fund and JSP was approved by the Trust's board of trustees (the "Board" or "Trustees") at a Board meeting held on April 10, 2014 and became effective as of April 30, 2014. The terms of this new investment sub-advisory agreement are substantially identical to those of the investment sub-advisory agreement between UBS Global AM and Delaware that was in place prior to the Transaction.

Roxbury Capital Management, LLC ("Roxbury") and J.P. Morgan Investment Management Inc. ("J.P. Morgan") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. Roxbury's and J.P. Morgan's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. Delaware's portion of the Fund's assets has been allocated to JSP. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, JSP, the Sub-Advisory Agreement between UBS Global AM and JSP with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the hiring of JSP on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about July 25, 2014 to the Fund's shareholders of record as of July 18, 2014. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least October 31, 2014. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

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